SUBSIDIARIES OF THE COMPANY

        Name                                    State of Incorporation

        GHA Natural Products, Inc.              Delaware
        GHA Specialty Retailing, Inc.           Delaware
        Global Health Alternatives, Inc.        Florida
        Maine Naturals, Inc.                    Delaware
        NHTC Real Estate, Inc.                  Florida
        Natural Health Laboratories, Inc.       New York
        Kaire Nutraceuticals, Inc.              Delaware
        Natural Health Trends Acquisition Corp. Delaware



        Kaire International Europe              England
        Kaire Nutra Australia Pty               Australia
        Kaire Nutra New Zealand, Pty            New Zealand
        Kaire International Trinidad
        & Tobaggo                               Trinidad & Tobaggo
        Kaire International Jamaica             Jamaica